POWER OF ATTORNEY


	The undersigned, a nominee for director of Georgia Power Company, hereby makes, constitutes, and appoints Melissa K. Caen, Laura O. Hewett and Kristi L. Dow my
agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission, Form ID and
Initial Statement of Beneficial Ownership of Securities, Statement of Changes in
Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership,
on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of Georgia Power Company ceases, unless earlier revoked by me by written document delivered to the Secretary of Georgia
Power Company.

	Signed this 18th day of October 2016.




			/s/
		Douglas J. Hertz